EXHIBIT 10.12

INPHONIC, INC.

1010 Wisconsin Avenue, N.W., Suite 600

Washington, D.C. 20007

(202) 333-0001

March 19, 2004

Mr. Richard D. Calder, Jr.

5700 Mohican Road

Bethesda, Maryland 20816

Re:	President position

Dear Rick:

InPhonic, Inc. (“InPhonic” or “Company”) is pleased to extend an offer to you of regular, full-time employment as President of InPhonic. You shall report directly to David Steinberg, CEO of InPhonic. This is an exempt position. The annual base salary compensation is two hundred and fifty thousand dollars ($250,000). In addition, upon completion of reasonable goals tied to attainment of meeting profitability as shall be set during the first sixty (60) days of employment, you will be eligible for an annual bonus in an amount up to seventy-five percent (75%) of your base salary.

You will also be granted one million three hundred thousand (1,300,000) stock options in InPhonic pursuant to the InPhonic Stock Option Plan and pending board approval and your execution of an InPhonic Stock Option Grant Agreement. Such options shall vest over a four (4) year period with the first twenty-five percent (25%) vesting upon the expiration of the first twelve (12) months from the grant date with the remainder quarterly vesting thereafter throughout the remainder of the 4 year term. Although the exact exercise price is subject to Board approval, and offered merely as an example, the most recent grants were provided at $1.96 per share. Provided, further, in the event your employment is terminated without Cause within six (6) months from a Change of Control, as such terms are defined herein, fifty percent (50%) of the unvested options shall immediately vest. For purposes of this Agreement, a “Change in Control” means (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than fifty percent (50%) of the outstanding common stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction stockholders who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity.

As a condition of employment, you will be asked to sign the Company’s Proprietary Information and Inventions Agreement. The offer is contingent upon a satisfactory background check. You will be eligible for InPhonic’s complete package of employee benefits as of your start date. Should you have any questions concerning any of these benefits, please contact Ms. Natalie Nance, Director of Human Resources at (301) 883-0040, extension 241.

On your first day, please plan on arriving at InPhonic’s Georgetown office by 9:00 a.m. In addition, please bring an original document or documents that establish identity and employment eligibility as required by federal law to provide to the human resource department.

Please indicate below your acceptance of the above terms of employment. Employment at InPhonic is at-will. This means that you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. This also means that InPhonic may terminate your employment as well as change the terms and conditions of employment at any time and for any reason whatsoever, with or without cause. Nothing in this offer shall change this status. However, you shall be provided payment, at the discretion of the Company, in either one lump sum or in six (6) equal monthly installments for six (6) months of severance pay in an amount equal to your most recent base salary, if you are terminated by the Company without Cause during the first twelve (12) months of employment. Provided, further, in the event you are terminated by the Company without Cause anytime subsequent to the first twelve (12) months of employment, you shall receive twelve (12) months of severance pay in either one lump sum or in twelve (12) equal monthly installments. For the exclusive purpose of determining your right to the foregoing severance payment and without limiting in any manner your status as an at will employee, the term “Cause” shall be defined in your definitive employment agreement and shall be defined consistent with other executive level agreements with the Company.

This offer includes all of the terms of your offer of employment and supercedes any other statements, commitments or understandings, whether in writing or verbally, made to you by representatives of InPhonic. You and the Company agree to negotiate and execute a definitive employment agreement consistent with the terms of this offer letter and such other terms as mutually agreed upon by the parties, which may supercede these terms, within ninety (90) days from the commencement of your employment. If you choose to accept our offer under the terms described above, please return the original signed copy of this letter to my attention within five business days.

We look forward to your joining InPhonic. If you should have any questions, please feel free to contact me. I can be reached at (202) 333-0001, extension 148.

Best regards,

/s/ WALTER W. LEACH
Walter W. Leach
Corporate Counsel

I accept the position under the terms of employment as described above:

/s/ Richard D. Calder, Jr.	March 19, 2004
Richard D. Calder, Jr.	Date

cc:  Personnel Folder

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